UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BAD TOYS, INC.

(Exact name of registrant as specified in its charter)

Nevada	94-3371514
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2344 Woodbridge Avenue

Kingsport, Tennessee 37664

(Address of Principal Executive Offices) (Zip Code)

Bad Toys, Inc. Stock Plan

(Full title of the plan)

Larry N. Lunan

Chief Executive Officer

Bad Toys, Inc.

2344 Woodbridge Avenue

Kingsport, Tennessee 37664

(Name and address of agent for service)

(423) 247-9560

(Telephone number, including area code, of agent for service)

Copy to:

John N. Giordano, Esq.

Marian H. Sbar, Esq.

Bush, Ross, Gardner, Warren & Rudy, P.A.

220 South Franklin Street

Tampa, Florida 33602

(813) 224-9255

(813) 223-9620

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered[1]	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common stock, $.001 par value	2,500,000 shares	$.90[2]	$2,250,000.00[2]	$285.07

[1]	In accordance with the provisions of Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
[2]	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act of 1933 and based upon the average (any day within 5 days prior to the date of filing) of the bid and ask price of the Registrant’s common stock as reported on the OTCBB.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees, directors, consultants, or advisors, as the case may be, as specified by Rule 428(b)(1) of the Securities Act. These documents need not be filed with the Securities and Exchange Commission, the SEC, either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this registration statement pursuant to Item 3 of Form S-8 (Part II of this registration statement), taken together, constitute a prospectus that meets the requirements of section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The Registrant has filed with the Commission and hereby incorporates by reference in this Registration Statement the following documents:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002, filed on June 18, 2003.

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed on June 19, 2003.

(c)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed on August 14, 2003.

(d)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, filed on November 14, 2003.

(e)	The description of the Common Stock which is contained in the Registrant’s Registration Statement on Form 10-SB, dated October 31, 2002, as filed pursuant to the Securities Act of 1933, under the caption “Description of Securities.”

(f)	The Registrant’s current report on Form 8-K filed on February 18, 2004.

(g)	All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant’s Bylaws permit indemnification to the fullest extent permitted by Nevada law. Section 78.7502 of the Nevada General Corporation Law provides that the Registrant may indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Registrant, by reason of the fact that the person is or was a director or officer or is or was serving at the request of the Registrant as a director or officer of another company, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he (i) is not liable pursuant to Section 78.138 of the Nevada General Corporation Law, and (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Additionally, the Registrant may indemnify a director or officer who is or was a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Registrant, or serving at the request of the Registrant as a director or officer of another company, partnership, joint venture, trust or other enterprise, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he (i) is not liable pursuant to Section 78.138 of the Nevada General Corporation Law, and (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Registrant.

Indemnification may not be made for any claim, issue or matter as to which a director or officer has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Registrant or for amounts paid in settlement to the Registrant, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnify for such expenses as the court deems proper.

To the extent that a director or officer of the Registrant has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, the Registrant shall indemnify him against expenses, including attorneys’ fees, action and reasonably incurred by him in connection with the defense.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS

4.1	Bad Toys, Inc. Stock Plan.

5.1	Opinion of Bush Ross Gardner Warren & Rudy, P.A. regarding legality of the Common Stock.

23.1	Independent Auditors’ Consent of T. Alan Walls, CPA, P.C.

24.1	Power of Attorney related to subsequent amendments (included on signature page).

ITEM 9.	UNDERTAKINGS.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or event arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement:

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of Registrant pursuant to the foregoing provisions (see Item 6) or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, Bad Toys, Inc., a corporation organized and existing under the laws of the State of Nevada, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kingsport, State of Tennessee, on March 9, 2004.

Bad Toys, Inc.

By:	/s/ Larry N. Lunan

Larry N. Lunan, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Larry N. Lunan, as attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming anything the said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Larry N. Lunan Larry N. Lunan	Chairman of the Board of Directors, President and Chief Executive Officer	March 9, 2004

/s/ Roger A. Warren Roger A. Warren	Treasurer, Chief Financial Officer and Director	March 9, 2004

/s/ Clinton L. Hubbard Clinton L. Hubbard	Director	March 9, 2004

EXHIBIT INDEX

4.1	Bad Toys, Inc. Stock Plan

5.1	Opinion of Bush Ross Gardner Warren & Rudy, P.A.

23.1	Independent Auditors’ Consent of T. Alan Walls, CPA, P.C.

24.1	Power of Attorney (included on signature page).